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                                                                    EXHIBIT 99.1

                              [ELOQUENT LETTERHEAD]

                                  PRESS RELEASE


ELOQUENT, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

        San Mateo, CA, OCTOBER 20, 2000 - ELOQUENT, INC. [ELOQ] announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of November 8, 2000 will receive rights to purchase shares of a new series of Preferred Stock.

        The Rights Plan is designed to enable all Eloquent's stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Eloquent. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

        The rights will be distributed as a non-taxable dividend and will expire in ten years. The rights will be exercisable only if a person or group acquires 20% or more of Eloquent's Common Stock or announces a tender offer for 20% or more of the Common Stock. If a person acquires 20% or more of Eloquent's Common Stock, all rightsholders except the buyer will be entitled to acquire Eloquent's Common Stock at a discount. The effect will be to discourage acquisitions of more than 20% of Eloquent's Common Stock without negotiations with the Board.

        The rights will trade with Eloquent's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Eloquent's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 20% of Eloquent's Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

ABOUT ELOQUENT, INC.

Eloquent (Nasdaq: ELOQ) is the leader in Web-based rich media business communications solutions. Eloquent products and services quickly and effectively transfer knowledge to large audiences over the Web using synchronized on-demand video, audio, text and graphics. Eloquent solutions improve an organization's ability to deploy knowledge quickly. They reduce time-to-market, increase customer satisfaction, and enable on-demand strategic communications that drive top-line performance-at a fraction of the cost of traditional methods.

Eloquent's full service solution offering includes Web-based enterprise software, content production facilities, content and application hosting, and a complete professional services offering. Eloquent's open architecture integrates easily with industry-leading technologies, enterprise applications, and other digital content. Eloquent's worldwide customer base includes over 2 million users across more than 220 companies.


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Except for historical information, all of the expectations and assumptions contained in the foregoing are forward-looking statements involving risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, competition in our markets and for qualified personnel, timing of customer orders and technological change. For additional information regarding these and other risks refer to Eloquent's Form 10-Q for the quarter ended June 30, 2000, filed with the Securities and Exchange Commission.

Eloquent and the Eloquent logo are trademarks of Eloquent, Inc. All other trademarks are the property of their respective owners.